Exhibit (j)





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 21, 2005, relating to the financial statements and financial highlights, which appear in the August 31, 2005 Annual Reports to Shareholders of AllianceBernstein Blended Style U.S. Large Cap Portfolio which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
December 28, 2005